Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-192225, 333-192226, 333-159160, 333-143089, 333-143088 and 333-204562 on Forms S-8 of Cincinnati Bell Inc. and subsidiaries (the “Company”) of our reports dated February 25, 2016, relating to the consolidated financial statements and financial statement schedule of the Company and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP
Cincinnati, Ohio
February 25, 2016